EXHIBIT 4.2

OPTIONEES TO WHOM INCENTIVE STOCK OPTIONS ARE GRANTED MUST MEET CERTAIN HOLDING PERIOD AND EMPLOYMENT REQUIREMENTS FOR FAVORABLE TAX TREATMENT.

UNLESS OTHERWISE STATED, ALL TERMS DEFINED IN THE PLAN SHALL HAVE THE SAME MEANING HEREIN AS SET FORTH IN THE PLAN.

UNITED SECURITY BANCSHARES
STOCK OPTION AGREEMENT
2015 EQUITY INCENTIVE AWARD PLAN

[ ] Incentive Stock Option
[ ] Non-Qualified Stock Option

THIS STOCK OPTION AGREEMENT is made this ___ day of ________, 20___, by and between United Security Bancshares (the “Company”) and _______________________ (“Optionee”) pursuant to the United Security Bancshares 2015 Equity Incentive Award Plan as in effect and as amended from time to time (“Plan”) with reference to the following:

WHEREAS, pursuant to the Plan the Board of Directors or its delegated Compensation Committee has authorized the grant to Optionee of a Stock Option to purchase all or any part of ___________________________________ ( ) authorized but unissued shares of the Company's Common Stock, at the price of _______________ Dollars ($ ) per share, such Stock Option to be for the term and upon the terms and conditions hereinafter stated;

NOW, THEREFORE, in consideration of the mutual covenants and premises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1.Grant of Stock Option. Pursuant to said action of the Board of Directors or its Compensation Committee and pursuant to authorizations granted by all appropriate regulatory and governmental agencies, the Company hereby grants to Optionee the option to purchase, upon and subject to the terms and conditions of the Plan, which is incorporated in full herein by this reference, all or any part of ( ) Option Shares of the Company's Common Stock at the price of ____________ Dollars ($ ) per share. For purposes of this Agreement and the Plan, the date of grant shall be ________ ___, 20___. At the date of grant, Optionee does not own/owns stock possessing more than 10% of the total combined voting power of all classes of capital stock of the Company or any Subsidiary.

The Stock Option granted hereunder is/is not intended to qualify as an Incentive Stock Option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

2.Exercisability. Subject to the provisions of Paragraph 4 hereof, this Stock Option shall be vested and exercisable as to _______ Option Shares on ________ ___, 20___; as to ________ Option Shares on ________ ___, 20___; as to _______ Option Shares on ________ ___, 20___; as to _________ Option Shares on ________ ___, 20___; and as to Option Shares on ________ ___, 20___. Subject to the provisions of Paragraph 4 hereof, this Stock Option shall remain exercisable as to all of such Option Shares until ________ ___, 20___ (but not later than ten (10) years from the date hereof), at which time it shall expire in its entirety, unless this Stock Option has expired or terminated earlier in accordance with the provisions hereof or of the Plan. Option Shares as to which this Stock Option become exercisable may be purchased at any time prior to expiration of this Stock Option.

3.Exercise of Stock Option. This Stock Option may be exercised by written notice delivered to the

Company stating the number of Option Shares with respect to which this Stock Option is being exercised, together with payment as provided in Section 9.1 of the Plan. Upon exercise, Optionee shall make appropriate arrangements and shall be responsible for the withholding of all federal and state income taxes then due, if any.

4.Cessation of Affiliation. Except as provided in Paragraph 5 hereof, if, for any reason other than Optionee's disability or death, Optionee ceases to be employed by or affiliated with the Company or a Subsidiary, this Stock Option shall expire three (3) months thereafter or on the date specified in Paragraph 2 hereof, whichever is earlier. During such period after cessation of employment or affiliation, this Stock Option shall be exercisable only as to those increments, if any, which had become exercisable as of the date on which the Optionee ceased to be employed by or affiliated with the Company or Subsidiary, and any Stock Options or increments which had not become exercisable as of such date shall expire and terminate automatically on such date.

5.Termination for Cause. If Optionee's employment by or affiliation with the Company or a Subsidiary is terminated for cause, this Stock Option shall expire immediately/ on the expiration date specified in Paragraph 2 hereof, or thirty (30) days after termination for cause, whichever is earlier, unless reinstated by the Compensation Committee within thirty (30) days of such termination by giving written notice of such reinstatement to Optionee. In the event of such reinstatement, Optionee may exercise this Stock Option only to such extent, for such time, and upon such terms and conditions as if Optionee had ceased to be employed by or affiliated with the Company or a Subsidiary upon the date of such termination for a reason other than cause, disability or death.

6.Disability or Death of Optionee. If Optionee becomes disabled or dies while employed by or affiliated with the Company or a Subsidiary, or during the three-month period referred to in Paragraph 4 hereof, this Stock Option shall continue in effect until the later of the day specified in Paragraph 2 hereof or for one (1) year if the Stock Option is an Incentive Stock Option. After Optionee's disability or death but before such expiration, the person or persons to whom Optionee's rights under this Stock Option shall have passed by order of a court of competent jurisdiction or by will or the applicable laws of descent and distribution, or the executor, administrator or conservator of Optionee's estate, shall have the right to exercise this Stock Option to the extent that increments, if any, had become exercisable as of the date on which Optionee ceased to be employed by or affiliated with the Company or a Subsidiary. For purposes hereof, “disability” shall be determined in good faith by the Board of Directors or its Compensation Committee.

7.Reorganization. Upon a reorganization or other event set forth in Section 11.2(a) of the Plan, the acceleration of vesting of this Stock Option shall be subject to the Committee’s discretion, as set forth in Section 11.2(a).

8.Non-transferability. This Stock Option shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during Optionee's lifetime only by Optionee.

9.Employment. This Agreement shall not obligate the Company or a Subsidiary to employ Optionee for any period, nor shall it interfere in any way with the right of the Company or a Subsidiary to increase or reduce Optionee's compensation.

10.Privileges of Stock Ownership. Optionee shall have no rights as a stockholder with respect to the Option Shares unless and until said Option Shares are issued to Optionee as provided in the Plan.

11.Incorporation of Plan. All of the provisions of the Plan are incorporated herein by reference as if set forth in full in this Agreement. In the event of any conflict between the terms of the Plan and any provision contained herein, the terms of the Plan shall be controlling and the conflicting provisions contained herein shall be disregarded.

12.Entire Agreement; Amendment. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. This Agreement may only be modified or amended by a writing signed by both the Company and the Optionee.

13.Notices. Any notice which may be required or permitted under this Agreement shall be in writing and shall be delivered in person, or via facsimile transmission, overnight courier service or certified mail, return receipt requested, postage prepaid, properly addressed as follows:
13.1    If such notice is to the Company, to the attention of the Chief Financial Officer, United Security Bancshares, 2126 Inyo Street, Fresno, CA 93721, or at such other address as the Company, by notice to the Optionee, shall designate in writing from time to time.

13.2    If such notice is to the Optionee, at his or her address as shown on the Company’s records, or at such other address as the Optionee, by notice to the Company, shall designate in writing from time to time.

14.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws thereof. The issuance of the Common Stock pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any federal and state securities laws, rules, and regulations (including, without limitation, the provisions of the Securities Act of 1933, the Exchange Act, and the respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. The Company shall not be obligated to issue any of the Common Stock pursuant to this Agreement if such issuance would violate any such requirements.

15.Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns.

16.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

17.Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

18.Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated hereunder.

19.Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality, or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality, or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
UNITED SECURITY BANCSHARES
By: ______________________________________
Name: ____________________________________

Title: _____________________________________

Optionee
__________________________________________
            Signature

ACKNOWLEDGEMENT:

I hereby acknowledge receipt of a copy of this Agreement as well as a copy of the 2015 Equity Incentive Award Plan.

Optionee
__________________________________
Signature